UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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Preliminary Information Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

BROOKLYN CHEESECAKE & DESSERTS COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

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Brooklyn Cheesecake & Desserts Company, Inc.
 2070 Central Park Avenue, 2nd Floor
 Yonkers, NY 10710
 (914) 361-1420

INFORMATION STATEMENT
 PURSUANT TO SECTION 14 (C) OF THE SECURITIES EXCHANGE ACT OF 1934

APPROXIMATE DATE OF MAILING: October 25, 2010

Dear Shareholders:

          This Information Statement is furnished by the board of directors (the “Board”) of Brooklyn Cheesecake & Desserts Company, Inc., a New York corporation (the “Company”), to inform the shareholders of the Company of the approval of certain shareholders’ actions. This Information Statement will be mailed to holders of record of the Company’s common stock, par value $.025 (the “Common Stock”), as of the record date. The record date for determining shareholders entitled to receive this Information Statement has been established as of the close of business on October 11, 2010. On that date, the Company had outstanding and entitled to vote 7,974,445 shares of Common Stock. Specifically, this Information Statement relates to the following:

Shareholders’ approval of an amendment to the Company’s Certificate of Incorporation (a) effectuating a reverse stock split of our outstanding shares of Common Stock on the basis of one (1) post-split share for each seven (7) pre-split shares (the “Reverse Split”) and (b) increasing the number of shares of capital stock the Company is authorized to issue post the Reverse Split from 32,000,000 to 80,000,000 as provided for herein (the “Increase in Authorized Shares”).

On October 11, 2010, one shareholder owning 6,459,513 shares of Common Stock, or approximately 81% of the issued and outstanding shares of Common Stock, consented in writing to the matters described herein. As a result, these matters were approved by the majority required by law and no further votes will be needed

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS IS
 REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING FOR A PROXY FROM YOU AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

INTERESTS OF CERTAIN PERSONS IN MATTERS ACTED UPON

          The Reverse Split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interest in the Company or proportionate voting power, except to the extent that the Reverse Split results in any of our shareholders owning a fractional share rounded and adjusted upward to the nearest whole share.

          The Company’s current controlling shareholder, Ronald Schutte, is the holder of 6,459,513 shares of Common Stock, or approximately 81% of the shares of Common Stock currently issued and outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding the beneficial ownership of the shares of Common Stock as of October 12, 2010 by (i) each person who is known by us to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of Common Stock, (ii) each of our directors and executive officers, and (iii) all directors and executive officers as a group. This table is based upon information derived from our stock records. Unless otherwise subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock (2)
Ronald Schutte (3)	6,459,513	81.00%
Anthony J. Merante (4)	1,015,710	12.74%
Carmelo L. Foti	12,739	.16%
Liberio Borsellino	11,024	.14%
David Rabe	11,024	.14%
Donald O’Toole	9,381	.12%
All officers and directors as a group (5 persons)	1,059,878	13.29%

(1)	The address of the beneficial owner is c/o the Company, 2070 Central Park Avenue, 2nd Floor, Yonkers, NY 10710.

(2)
Applicable percentage ownership is based on an assumption of 7,974,445 shares of Common Stock outstanding as of October 12, 2010, together with other securities exercisable or convertible into shares of Common Stock within sixty (60) days of such date by each shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently obtainable or obtainable within sixty (60) days of October 12, 2010 by exercise or conversion of other securities are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 2,400 shares which Mr. Schutte owns jointly with his wife.
(4)
Does not include 56,000 shares owned by two individuals, Charles Brofman and James Bruchetta, over which Mr. Merante holds voting rights pursuant to a website development agreement, dated March 1, 2005, by and between the Company and the two individuals.

AMENDMENT TO COMPANY’S CERTIFICATE OF INCORPORATION

REVERSE SPLIT

          The Company is authorized to issue 32,000,000 shares of capital stock consisting of: (i) 30,000,000 shares of common stock, par value $.025 per share (the “Common Stock”), and (ii) 2,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”), of which 7,974,445 shares of Common Stock and 0 shares of Preferred Stock are issued and outstanding. In order to better position the Company to consider other options to maximize shareholder value, such as a possible reverse merger acquisition or other form of business combination, the holder of at least a majority of our outstanding shares of Common Stock on October 11, 2010, approved a reverse split of our Common Stock of one (1) post-reverse split share for each seven (7) pre-reverse split shares (the “Reverse Split”), as a result of which the number of our outstanding shares of Common Stock will decrease from 7,974,445 to approximately 1,139,208. (The exact number may vary slightly on account of rounding up of fractional shares.)

INCREASE OF AUTHORIZED SHARES

          After giving effect to the Reverse Split, the holder of at least a majority of the shares Common Stock outstanding on October 11, 2010, authorized the increase of our shares of authorized capital stock to 80,000,000, of which 75,000,000 would be classified as shares of common stock, par value $.025 per share, and 5,000,000 would be classified as shares of blank check preferred stock, par value $.001 per share.

          The holder of at least the majority of outstanding shares of our Common Stock believes that it is advisable and in the best interests of the Company and its shareholders to effect the Reverse Split and Increase of Authorized Shares in order to provide additional shares that could be issued for raising of additional equity capital or other financing activities, stock dividends or the exercise of stock options and to provide additional shares that could be issued in a reverse merger acquisition or other form of business combination and to better position the Company for future trading should a transaction be entered into and completed. The future issuance of additional shares of Common Stock on other than a pro rata basis to existing stockholders will dilute the ownership of the current stockholders, as well as their proportionate voting rights. The Company does not have any present intention to issue any shares of the Common Stock or the blank check Preferred Stock.

          THE COMPANY DOES NOT HAVE ANY REVERSE MERGER, ACQUISTION OR OTHER FORM OF BUSINESS COMBINATION PENDING AND THERE CAN BE NO ASSURANCE THAT A SUITABLE BUSINESS OPPORTUNITY WILL BE EFFECTED FOLLOWING THE COMPLETION OF THE REVERSE SPLIT AND THE INCREASE IN AUTHORIZED SHARES OF CAPITAL STOCK.

          Attached as Exhibit A and incorporated herein by reference is the text of the Restated Certificate of Incorporation (the “Restated Certificate”) as approved by the holder of at least a majority of the outstanding shares of Common Stock. The Reverse Split and Increase in Authorized Shares will be effected by filing the Restated Certificate with the Secretary of State of New York which is expected to occur approximately twenty (20) days after the mailing of this Information Statement. The Reverse Stock Split and the Increase in Authorized Shares will become effective upon such filing.

EFFECTS OF AMENDMENTS

The following table summarizes the principle effects of the: (i) Reverse Split; and (ii) Increase in the Authorized Shares:

	Pre-Reverse	Post-Reverse
Common Shares
Issued and Outstanding	7,974,445	1,139,208
Authorized	30,000,000	75,000,000

Preferred Shares
Issued and Outstanding	0	0
Authorized	2,000,000	5,000,000

POTENTIAL ANTI-TAKEOVER EFFECTS OF THE REVERSE SPLIT AND THE INCREASE IN AUTHORIZED SHARES

          The implementation of the Reverse Split and the Increase in Authorized Shares will have the effect of increasing the proportion of unissued authorized shares to issued shares. Under certain circumstances this may have an anti-takeover effect. These authorized but unissued shares could be used by the Company to oppose a hostile takeover attempt or to delay or prevent a change of control or changes in or removal of the Board, including a transaction that may be favored by a majority of our shareholders or in which our shareholders might receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, the Board could issue and sell shares, thereby diluting the stock ownership of a person seeking to effect a change in the composition of our Board or to propose or complete a tender offer or business combination involving us and potentially strategically placing shares with purchasers who would oppose such a change in the Board or such a transaction.

          In addition, the New York General Corporation Law prohibits certain mergers, consolidations, sales of assets or similar transactions between a corporation on the one hand and another company which is, or is an affiliate of, a beneficial holder of twenty percent (20%) or more of that corporation’s voting power (defined as an “Interested Stockholder”) for five (5) years after the acquisition of the voting power, unless the acquisition of the voting power was approved beforehand by the corporation’s board of directors or the transaction is approved by a majority of such corporation’s shareholders (excluding the Interested Stockholder). These provisions prohibiting Interested Stockholder transactions could also preserve management’s control of the Company.

           Although an increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have a potential anti-takeover effect, the proposed amendments to our Certificate of Incorporation is not in response to any effort of which we are aware to accumulate the shares of our Common Stock or obtain control of the Company. There are no plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

          The Board does not intend to use the consolidation as a part of or a first step in a “going private” transaction pursuant to Rule 13e-3under the Securities Exchange Act of 1934, as amended. Moreover, we are currently not engaged in any negotiations or otherwise have no specific plans to use the additional authorized shares for any acquisition, merger or consolidation.

EXCHANGE OF STOCK CERTIFICATES

          Upon filing of the Restated Certificate of Incorporation with the Secretary of State of New York, each outstanding certificate representing shares of the Common Stock will be deemed for all corporate purposes to evidence ownership of post-reverse split shares of Common Stock. Accordingly, shareholders may, but need not, surrender and exchange their certificates representing shares of existing Common Stock. SHAREHOLDERS SHOULD NOT SUBMIT ANY STOCK CERTIFICATE TO THE COMPANY OR THE COMPANY’S TRANSFER AGENT UNTIL REQUESTED TO DO SO.

NO FRACTIONAL SHARES; NO REDUCTION TO ZERO

          No fractional shares will be issued as a result of the Reverse Split. In order to avoid the expense and inconvenience of issuing and transferring fractional shares of post-Reverse Split Common Stock to shareholders who would otherwise be entitled to receive fractional shares of post-Reverse Split Common Stock following the Reverse Split, any fractional shares which result from the Reverse Split will be rounded up to the nearest whole share. Any shareholder who holds less than the selected exchange ratio will be entitled to receive one (1) share.

ABSENCE OF DISSENTERS’ RIGHTS

          No dissenters’ or appraisal rights are available to our stockholders under the New York General Corporation Law in connection with the proposed amendment to our Certificate of Incorporation to effect the Reverse Split and the Increase in Authorized Shares.

COSTS AND MAILING

          The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company has asked or will ask all brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

HOUSE HOLDING INFORMATION

          Some banks, brokers and other nominees are participating in the practice of “house holding” proxy statements and annual reports. This means that beneficial holders of the Common Stock who share the same address or household may not receive separate copies of this Information Statement. The Company will promptly deliver an additional copy of this Information Statement and the accompanying materials to a beneficial holder at a shared address upon written or oral request. A beneficial holder who wishes to receive a separate copy, or holders sharing an address who are currently receiving multiple copies and wish to receive a single copy of this Information Statement or future proxy materials should submit a written request to Anthony J. Merante, Brooklyn Cheesecake & Desserts Company, Inc., 2070 Central Park Avenue, 2nd Floor, Yonkers, NY 10710 or call (914) 361-1420.

By Order of the Board of Directors: Brooklyn Cheesecake & Desserts Company, Inc.

	By:	/s/ Anthony J. Merante
Anthony J. Merante, Chief Executive Officer

October 12, 2010

Exhibit A

RESTATED CERTIFICATE OF INCORPORATION

OF

BROOKLYN CHEESECAKE & DESSERTS COMPANY, INC.

(Pursuant to Section 807 of the Business Corporation Law)

FIRST:  The name of the corporation is Brooklyn Cheesecake & Desserts Company, Inc.  The name under which the corporation was formed was CIP, Inc.

SECOND:  The certificate of incorporation of the corporation was filed by the Department of State on November 12, 1993.

THIRD:  The certificate of incorporation, as heretofore amended, is hereby amended or changed to effect one or more of the amendments or changes authorized by the Business Corporation Law, to wit:

    1           To increase the aggregate number of shares which the corporation shall have authority to issue by authorizing Forty Five Million (45,000,000) additional shares of common stock, par value $.025 per share.

    2           To increase the aggregate number of shares which the corporation shall have authority to issue by authorizing Three Million (3,000,000) additional shares of preferred stock, par value $.001 per share.

    3.           To decrease the aggregate number of issued and outstanding shares of common stock, par value $.025 per share, after giving effect to the increase in authorized shares of common stock set forth above by effecting a reverse split of the issued and outstanding shares of the corporation’s common stock on the basis of one (1) share of common stock, par value $.025 per share, for each seven (7) shares of common stock, par value $.025 per share, issued and outstanding on the date this Restated Certificate of Incorporation is filed with the Department of State of the State of New York.  After giving effect to the amendments set forth above and the reverse split to be effected hereby, the total number of shares that the corporation will be authorized to issue will be increased from 32,000,000 to Eighty Million (80,000,000), of which Seventy Five Million (75,000,000) shares will be as classified as common stock, par value $.025 per share, and Five Million (5,000,000) shares will be classified as preferred stock, par value $.001 per share. Of the Seventy-Five Million (75,000,000) shares of common stock, the issued and outstanding will be reduced from 7,974,445 to 1,139,208 (subject to rounding on account of fractional shares) and the unissued will be increased from 22,025,555 shares to 73,860,792 shares.  The reverse split shall have no effect on the par value of either the issued and outstanding shares of common stock or the unissued shares of common stock.

FOURTH:  To accomplish the foregoing amendments, Article FOURTH of the certificate of incorporation of the corporation, relating to the shares that the corporation shall have authority to issue is hereby amended to read as set forth in the same numbered article of the certificate of incorporation of the corporation as hereinafter restated.

FIFTH:  The restatement of the certificate of incorporation of the corporation herein provided for was authorized by the vote of the holders of at least a majority of all of the outstanding shares of the corporation entitled to vote on the restatement of the certificate of incorporation.

SIXTH:  Effective upon the filing of this Restated Certificate of Incorporation, the text of the certificate of incorporation of the corporation is hereby restated as further amended or changed herein to read as follows:

FIRST:                      The name of the corporation is BROOKLYN CHEESECAKE & DESSERTS COMPANY, INC.

SECOND:                      The corporation is formed for following purpose or purposes:

To engage in any lawful act or activity for which corporations may be organized under the Business CorporationLaw, provided that the corporation is not formed to engage inany act or activity requiring the consent or approval or anystate official, department, board or agency, or other body without such consent or approval first being obtained.

THIRD:                      The office of the corporation is to be located in the County of Westchester, State of New York.

FOURTH:                      The aggregate number of shares which the corporation shall have authority to issue shall be EightyMillion (80,000,000) shares, as follows:

a.         Common Stock:  Of the total authorized capital stock, the corporation shall have the authority to issueSeventy Five Million (75,000,000) shares having a par value of $.025 each, which shares shall be designated“Common Stock”.

b.        Preferred Stock:  The corporation shall have authority to issue Five Million (5,000,000) shares with the parvalue of one mil ($0.001) each, which shares shall be designated “Preferred Stock”.

           A.           Shares of Preferred stock may be issued from time to time in one or more series, each series tohave distinctive serial designations, as shall hereafter be determined for the issuance of such PreferredStock, from time to time, adopted by the Board of Directors pursuant to authority so to do, which is hereby vested in the Board of Directors, which resolutions shall be filed with the Department of State of the State of New York as required by law.

           B           Each series of Preferred stock

(i)           may have such number of shares;

(ii)           may have such voting powers, full or limited, or may bewithout voting powers;

(iii)           may be subject to redemption at such time or times and at suchprices;

(iv)           may be entitled to receive dividends (which may be cumulative or noncumulative) atsuch rate or rates, on such conditions, from such date or dates, and at such times, and payable inpreference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

(v)           may have such rights upon the dissolution of, or upon any distribution of, the assets of thecorporation;

(vi)           may be convertible into, or exchangeable for, shares of any other class or classes or ofany other series of the same or any other class or classes of stock of the corporation at such priceor prices or at such rates of exchange, and with such adjustments;

(vii)           may be entitled to the benefit of a sinking fund or purchase fund, to be applied to thepurchase or redemption ofshares of such series;

(viii)           may be entitled to the benefit of conditions and restrictions upon the creation ofindebtedness of this corporation or any subsidiary, upon the issuance of any additional stock(including additional shares of such series or of any other series), and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by this corporation or any subsidiary of any outstanding stock of this corporation; and

(ix)           may have such other relative, participation, optional or other rights, qualifications, all as shall be stated in said resolution or resolutions providing for the issuance of such Preferred Stock.Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

           C.           Shares of any series of Preferred Stock which have been redeemed (whether through the operationof a sinking fund or otherwise) or purchasedby the corporation, or which, if convertible or exchangeable,have been converted into or exchanged for shares of stock of any other class or classes, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of the series of which they were, subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock and subject to any filing required by law.

    FIFTH:                      The Secretary of State is designated as the agent of the corporation upon whom service of process against the corporation may be served.  The post office address within the State of New York to which the Secretary of State shall mail a copy of any service of process against the corporation served upon him is National Registered Agents, Inc., 875 Avenue of the Americas, Suite 501, New York, NY 10001.

    SIXTH:                      The duration of the corporation is to be perpetual.

    SEVENTH:                                No holder of any shares of any class of the corporation shall be entitledto any right to subscribe for, purchase or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities or obligations of the corporation which are convertible into or exchangeable for, or which carry any right to subscribe for, purchase or otherwise acquire shares of any class of the corporation, whether now or hereafter authorized or created, may be issued or reissued or transferred if the same  have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.  Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of the corporation shall have any preemptive rights in respect of the matters, proceedings, or transactions specified in Section 622 of the Business Corporation Law.

    EIGHTH:                                The corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said Article from andagainst any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement or otherwise, as permitted by said Article, as to action in any capacity in which such person served at the request of the corporation.

    NINTH:                      The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law, as the same may be amended and supplemented.

IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

Executed on this       day of                         , 2010     .

_____________________________________
Anthony J. Merante, President
_____________________________________
___________, Secretary